Exhibit 99.1

FOR IMMEDIATE RELEASE

1401 Highway 62/65 North	FOR FURTHER INFORMATION CONTACT:
P. O. Box 550	Larry J. Brandt/CEO
Harrison, AR 72602	Tommy Richardson/COO
Sherri Billings/CFO
870.741.7641

FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.

ANNOUNCES EARNINGS

Harrison, Arkansas — May 5, 2009 - (NASDAQ NMS:FFBH) First Federal Bancshares of Arkansas, Inc. (the “Corporation”), a unitary savings and loan holding company for First Federal Bank (the “Bank”) announced today that for the first quarter of 2009 the Corporation recorded a net loss of $1.5 million compared to net income of $1.1 million during the first quarter of 2008.  The decrease in net income was primarily due to an increase in the provision for loan losses as well as non-recurring earnings on life insurance policies recorded in the first quarter of 2008.  The Company’s net loss available to common shareholders was $0.32 per common share for the first quarter of 2009 compared to net income of $0.22 per common share for the first quarter of 2008.  Book value or stockholders’ equity per common share at March 31, 2009, was $14.83.

Larry J. Brandt, Chief Executive Officer for the Corporation said, “Due to the continued downturn in the housing market and uncertainties in the economy, we substantially increased our loan loss allowance by $3.2 million during the first quarter of 2009.  Consequently, we incurred a $1.5 million loss for the first quarter of 2009 but we remain cautiously optimistic we are near a bottom in the housing and economic downturn in Northwest Arkansas.  Our nonperforming loans continue to be centered primarily in Benton and Washington Counties where an oversupply of homes and building lots continues to exist.

We have also taken measures to reduce our operating expenses to help us meet the challenges posed by this economic and banking environment.  These measures include suspension of our 401k match for our team members, elimination of any cost of living raises, and a reduction in non-essential expenses.  In addition, our Board of Directors reduced its compensation by 10% and our Senior Officers have also reduced their salaries up to 10% in 2009.

Next month we will be celebrating our 75th anniversary of family banking service to Northcentral and Northwest Arkansas.  We were founded on May 25, 1934 in Harrison, Arkansas with two basic purposes of providing a safe place for deposits and a great place to get a home loan.  Those two basic purposes still hold true today and are complemented by a wide range of additional family banking services.”

Total assets at March 31, 2009 amounted to $803.4 million, total liabilities were $715.4 million and stockholders’ equity totaled $88.0 million or 8.9% of total assets.  This compares with total assets of $795.2 million, total liabilities of $722.1 million and stockholders’ equity of $73.1 million or 9.2% of total assets at December 31, 2008.  At March 31, 2009 compared to December 31, 2008, cash and cash equivalents increased $23.2 million or 247.8% and real estate owned, net (“REO”) increased by $2.7 million or 12.3%.  Net loans receivable decreased $12.9 million or 2.3%, primarily due to repayments and maturities as well as a decrease in loan originations and an increase in the allowance for loan losses.  Investment securities held to maturity decreased $4.4 million or 3.2% primarily due to bonds called by the issuer.  The decrease in net loans receivable and the increase in REO are related to the oversupply of lots and homes in the Northwest Arkansas market and the general slowdown in the housing market and the economy in general.  The $6.7 million or .9% decrease in total liabilities was primarily due to a decrease of $19.8 million or 21.5% in other borrowings offset somewhat by an increase of $15.7 million or 2.5% in deposits.  Funds generated from investment calls, loan repayments, deposits and issuance of preferred stock were utilized to purchase investment securities and interest earning cash equivalents and pay down borrowings.  Stockholders’ equity increased by $14.9 million during the three month period ended March 31, 2009, primarily due to the issuance of $16.5 million of preferred stock and warrants to the U.S. Treasury through the Capital Purchase Program.  The Bank exceeds all regulatory capital requirements and is considered to be well-capitalized.

Nonperforming assets amounted to $71.7 million or 8.9% of total assets at March 31, 2009, compared to $56.8 million or 7.1% of total assets at December 31, 2008.   At March 31, 2009, nonperforming assets consisted primarily of $45.4 million of nonaccrual loans and $25.1 million in real estate owned.  The level of nonaccrual loans and REO is due primarily to land development loans, land loans, single-family loans and commercial real estate loans, reflecting the general slowdown in housing and the oversupply of lots and speculative homes in the Bank’s Northwest Arkansas market.  The allowance for loan losses amounted to $9.6 million at March 31, 2009 or 1.67% of total loans and $6.4 million or 1.10% of total loans at December 31, 2008.

Net interest income, the primary component of net income, decreased from $5.1 million for the three months ended March 31, 2008 to $4.7 million for the comparable period in 2009.  Net interest margin for the three months ended March 31, 2009 was 2.65% compared to 2.78% for the three months ended March 31, 2008.  The decrease in net interest income was primarily due to decreases in the average balance of and yield earned on loans receivable in addition to the increase in nonaccrual loans, offset by a decrease in rates paid on deposits and borrowings.

The provision for loan losses increased $2.0 million to $3.5 million for the quarter ended March 31, 2009 compared to $1.5 million for the quarter ended March 31, 2008.  The increase in the provision for loan losses was primarily due to increases in estimated loss rates, the level of nonaccruing loans, and two specific loan loss allowances totaling $1.2 million recorded during the first quarter of 2009, offset by a decrease in loan balances.

Noninterest income decreased $1.3 million or 40.5% to $1.9 million for the three month period ended March 31, 2009 compared to $3.2 million for the three months ended March 31, 2008.  Such decrease was primarily due to a $1.2 million decrease in earnings on life insurance policies due to a death benefit claim in the first quarter of 2008.

Noninterest expenses decreased $222,000 or 3.7% to $5.8 million for the three month period ended March 31, 2009 compared to $6.1 million for the three months ended March 31, 2008.  Such decrease was primarily due to decreases in salaries and employee benefits and advertising and public relations offset by an increase in FDIC premium expense.  The increase in FDIC premiums expense is due to an increase in the premium rate as well as utilization of the Bank’s assessment credit in the first quarter of 2008 to offset the premium due for that quarter.  The Bank believes that FDIC insurance premium expense will continue to increase, particularly in light of the proposed special assessment to be effective June 30, 2009.

The increase in the income tax benefit was primarily due to the net taxable loss position for the quarter ended March 31, 2009.

First Federal Bank is a community bank serving consumers and businesses with a full range of checking, savings, investment and loan products and services. The Bank, founded in 1934, conducts business from 20 full-service branch locations, one stand-alone loan production office, and 31 ATMs located in Northcentral and Northwest Arkansas. For information on all the products and services we offer, visit us at www.ffbh.com or contact our Account Information Center at 870.365.8329 or 866-AIC-FFBH toll free or by email at aic@ffbh.com.

Forward-looking Statements

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Such factors include, but are not limited to, changes in laws and regulations applicable to the Corporation and the Bank, changes in interest rates which could effect net interest margins and net interest income, the possibility that increased demand or prices for the Corporation’s financial services and products may not occur, changing economic and competitive conditions,  and such other risks and uncertainties as set forth in the Corporation’s filings with the Securities and Exchange Commission. The Corporation does not undertake, and specifically disclaims any obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

Financial Tables Attached

FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(In thousands of dollars)

(Unaudited)

	March 31, 2009	December 31, 2008
ASSETS

Cash and cash equivalents	$32,578	$9,367
Investment securities held to maturity	131,990	136,412
Federal Home Loan Bank stock	4,363	4,825
Loans receivable, net of allowances	555,181	568,123
Accrued interest receivable	5,026	6,701
Real estate acquired in settlement of loans, net	25,133	22,385
Office properties and equipment, net	24,413	24,694
Cash surrender value of life insurance	20,609	20,412
Prepaid expenses and other assets	4,100	2,253
TOTAL ASSETS	$803,393	$795,172

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES:
Deposits	$633,720	$618,003
Other borrowings	72,366	92,212
Advance payments by borrowers for taxes and insurance	1,024	810
Other liabilities	8,274	11,030
Total liabilities	715,384	722,055

TOTAL STOCKHOLDERS’ EQUITY	88,009	73,117
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$803,393	$795,172

FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

AND RELATED SELECTED OPERATING DATA

(In thousands of dollars, except earnings per share)

(Unaudited)

	Three Months Ended March 31,
	2009	2008

Interest income	$9,122	$11,536
Interest expense	4,426	6,471
Net interest income	4,696	5,065
Provision for loan losses	3,521	1,528
Net interest income after provision for loan losses	1,175	3,537
Noninterest income	1,907	3,204
Noninterest expenses	5,849	6,071
Income (loss) before income taxes	(2,767)	670
Income tax benefit	(1,264)	(417)
Net income (loss)	(1,503)	1,087
Preferred stock dividends and discount accretion	62	—
Net income (loss) available to common shareholders	$(1,565)	$1,087

Earnings (Loss) Per Common Share:
Basic	$(0.32)	$0.22

Diluted	$(0.32)	$0.22

Selected Operating Data (Annualized):
Interest rate spread	2.65%	2.73%
Net interest margin	2.65%	2.78%
Return on average assets	(0.76)%	0.54%
Noninterest expenses to average assets	2.95%	3.03%
Return on average equity	(7.70)%	5.86%